Exhibit 10.4

April 22, 2020

Mr. Howard A. Willard III
P.O. Box 29127
Henrico, Virginia 23242

Re: Termination of Aircraft Time Sharing Agreement

Dear Howard:

In connection with your retirement, we confirm that the Time Sharing Agreement, dated May 17, 2018, between you and Altria Client Services LLC terminated effective at 12:01 a.m. on April 15, 2020. Invoices for any charges incurred through the date of termination will be forwarded in the ordinary course of business and will be payable on the terms set forth in the Time Sharing Agreement.

Best regards,

Altria Client Services LLC

By: /s/ SCOTT D. SCOFIELD
Name: Scott D. Scofield
Title: Vice President, Total Rewards & HR Services
___________________________________

AGREED TO AS OF THE DATE INDICATED:

/s/ HOWARD A. WILLARD III
Howard A. Willard III
Date: April 24, 2020

Altria Client Services LLC
6601 West Broad Street, Richmond, VA 23230